Exhibit 99.1

Solazyme Reports Third Quarter 2014 Results

South San Francisco, CA – November 5, 2014 – Solazyme, Inc. (NASDAQ: SZYM), a renewable oil and bioproducts company, announced today results for the third quarter ended September 30, 2014.

“Solazyme made continued progress in manufacturing and commercial activity in the third quarter,” said Jonathan Wolfson, CEO of Solazyme. “Our Clinton/Galva and Peoria facilities are performing well. Progress at Moema is more mixed with the upstream process operating as expected, while the downstream process will require continued work to establish consistent, fully integrated operations. Commercially, we’re continuing to establish our Encapso™ and AlgaVia™ products in the marketplace while focusing additional attention on the development of higher value specialty products. Strategically, we’re moving to intensify our focus on our high-value specialty portfolio, a move that will alter the near-term trajectory of our production ramp but which we believe will ultimately drive greater value for the Company.”

Financial Results

Total revenue for the third quarter of 2014 was $17.6 million compared with $10.6 million in the third quarter of 2013, an increase of 65%. Third quarter GAAP net loss was $39.7 million, which compares with net loss of $30.7 million in the prior year period. On a non-GAAP basis, the net loss was $35.3 million for the third quarter of 2014, compared with net loss of $22.3 million in the prior year quarter. A reconciliation of GAAP to non-GAAP results are included below.

“Our near term focus is on bringing Moema to fully integrated operations and focusing commercial activity around our high-value specialty products,” said Tyler Painter, CFO and COO of Solazyme. “As we execute on these goals, we are emphasizing prudent management of our capital, optimizing our product mix and positioning our manufacturing assets to maximize returns.”

Recent Business Highlights

•	Moema Commercial Update. The Company continued over the quarter to make progress at the Solazyme Bunge JV Brazilian production facility at Moema. Initial construction of the plant is complete and the third party engineering, procurement and construction (EPC) firm is no longer on site. The Company’s core fermentation technology is performing well at Moema, with ongoing successful large-scale fermentations in all full-scale production vessels. Key downstream unit operations are functional all the way to oil production, and modest quantities of finished product continue to be produced and shipped. The further optimization and integration of downstream processes and the improvement of reliable power and steam supply at the facility are areas of significant focus.

•	Clinton/Galva progress. The Company is consistently producing and shipping product from the Clinton/Galva facilities where there has been continued customer growth, with sales of different oils and products to more than thirty end customers through the end of the third quarter.

•	Announced partnership with Versalis to commercialize Encapso™. Versalis is the chemical subsidiary of Eni S.p.A., one of the world’s largest oil and gas companies. Versalis’ initial emphasis for Encapso will be oil and gas fields operated by its parent company Eni, which represent a significant amount of the world’s petroleum drilling activity. Encapso will be featured as part of the company’s recently launched Specialty Oilfield Chemicals product portfolio.

•	AlgaVia™ market development continues to show progress. AlgaVia™ Lipid Powder has been sold to customers and formulated in several launches across a range of US-based market segments, including non-dairy creamers, powdered beverages, and vegan baked goods. AlgaVia™ Protein has experienced strong demand in the powdered beverage channel, and is in late stage commercial tests with major national brands.

•	Extended JDA with Unilever in the quarter and made first delivery of algal oil under supply agreement. The Company achieved milestones in commercial relationships with its first delivery to Unilever under a 10,000 MT supply agreement and also extended its Joint Development Agreement with this anchor customer and partner.

•	Solazyme wins 2014 Presidential Green Chemistry Challenge Award. The top honor was awarded to Solazyme for its breakthrough platform technology to produce sustainable oils and products from microalgae for commercial use in a wide range of industries. The Company’s win marked the first time a microalgae platform has won the award.

•	Former DuPont CFO Gary Pfeiffer Appointed to Board of Directors. Mr. Pfeiffer brings extensive senior executive experience in global corporate finance, accounting, international operations, and strategic planning across a multinational corporation operating in complex industries including industrial biotechnology.

Conference Call

Solazyme will hold a conference call for investors on November 5, 2014 at 1:30 p.m. PT (4:30 p.m. ET). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available from the Investor Relations section of www.solazyme.com. A recording of the call will also be available by calling 404-537-3406; access code 11016807 beginning approximately two hours after the call, and will be available for one week. A webcast replay from today’s call will also be available from the Investor Relations section of www.solazyme.com approximately two hours after the call and will be available for up to thirty days.

About Solazyme, Inc.

Solazyme, Inc. (SZYM) is a renewable oil and bioproducts company that transforms a range of low-cost, plant-based sugars into high-value oils. Headquartered in South San Francisco,

Solazyme’s renewable products can replace or enhance oils derived from the world’s three existing sources—petroleum, plants and animal fats. Initially, Solazyme is focused on commercializing its products into four target markets: (1) fuels and chemicals, (2) nutrition, (3) encapsulated lubricants and (4) consumer products.

Solazyme®, AlgaVia™, Encapso™, the Solazyme logo and other trademarks or service names are the trademarks of Solazyme, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: non-GAAP net loss and non-GAAP net loss per share. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of GAAP to Non-GAAP Basic Net-Loss Per Share” included in the tables to this press release.

This non-GAAP measure is provided to enhance investors’ overall understanding of Solazyme’s current financial performance and Solazyme’s prospects for the future. Specifically, Solazyme believes the non-GAAP measure provides useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, Solazyme’s management uses financial measures that do not include stock-based compensation expense or special income or expenses such as non-cash gains or losses due to warrant revaluations or one-time costs incurred outside the normal course of business. In addition to the corresponding GAAP measures, Solazyme’s management also uses the foregoing non-GAAP measure in reviewing the financial results of Solazyme. Solazyme excludes stock-based compensation expenses and special cash and non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Solazyme, including statements that involve risks and uncertainties concerning: its commercialization and production plans; the commissioning of equipment and the ramping up of facilities; meeting commercialization and technology targets; successful product trials and market acceptance of its products; and Solazyme’s ability to maintain its relationships with its partners. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s limited operating history; its limited history in commercializing products; implementation risk in deploying new technologies; its limited experience in constructing, ramping up and operating commercial manufacturing facilities; its ability to sell its products at a profit; delays related to construction, start-up and ramp-up of production facilities; its ability to manage operational costs at production facilities; its ability to enter into and maintain strategic collaborations; successful product trials by its customers and market acceptance of its products by end-users; its ability to obtain requisite regulatory approvals; and its access, on favorable terms, to any required financing. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme.

In addition, please refer to the documents that Solazyme, Inc. files with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q, as updated from time to time, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Solazyme is not under any duty to update any of the information in this press release.

Contacts

Solazyme, Inc.

Corporate Communications:

Genet Garamendi

press@solazyme.com

Or

Jeff Majtyka

Brad Edwards

Brainerd Communicators, Inc.

212-986-6667

majtyka@braincomm.com

edwards@braincomm.com

SOLAZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Research and development programs	$5,936	$5,824	$17,896	$14,764
Product revenues	11,623	4,797	27,993	13,712

Total revenues	17,559	10,621	45,889	28,476
Costs and operating expenses (1)
Cost of product revenue	6,598	1,450	14,458	4,400
Research and development	20,571	17,556	63,470	46,191
Sales, general and administrative	25,883	15,708	68,127	46,010

Total costs and operating expenses	53,052	34,714	146,055	96,601

Loss from operations	(35,493)	(24,093)	(100,166)	(68,125)
Other income (expense) (2)
Interest and other income (expense), net	(3,188)	(1,614)	(8,962)	(4,576)
Loss from equity method investments	(7,201)	(2,360)	(15,313)	(5,541)
Gain (loss) from change in fair value of warrant liability	—	200	688	(425)
Gain (loss) from change in fair value of derivative liabilities	6,205	(2,836)	6,478	(4,386)

Total other income (expense)	(4,184)	(6,610)	(17,109)	(14,928)

Net loss	$(39,677)	$(30,703)	$(117,275)	$(83,053)

Net loss per share, basic and diluted	$(0.50)	$(0.47)	$(1.57)	$(1.32)

Weighted average number of common shares used in loss per share computation, basic and diluted	78,867	64,812	74,716	62,783

SOLAZYME, INC.

RECONCILIATION OF GAAP TO NON-GAAP BASIC NET LOSS PER SHARE

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net loss	$(39,677)	$(30,703)	$(117,275)	$(83,053)
(Gain) loss from change in fair value of warrant liability	—	(200)	(688)	425
(Gain) loss from change in fair value of derivative liabilities	(6,205)	2,836	(6,478)	4,386
(1) Operating expenses includes costs as follows:
Research and development	1,941	1,544	5,671	4,111
Sales, general and administrative	4,347	3,687	13,022	10,341

Total stock-based compensation expense	6,288	5,231	18,693	14,452
Litigation settlement, net of insurance reimbursement	3,657	—	4,507	—
(2) Other income (expense) includes costs as follows:
Amortization of debt discount and issuance costs	608	503	1,594	1,248
Debt conversion expense	—	—	1,766	—
Dissolution of the Solazyme Roquette JV	—	59	—	1,406

Net loss (non-GAAP)	$(35,329)	$(22,274)	$(97,881)	$(61,136)

Basic and diluted loss per share (GAAP)	$(0.50)	$(0.47)	$(1.57)	$(1.32)
(Gain) loss from change in fair value of warrant liability	—	—	(0.01)	0.01
(Gain) loss from change in fair value of derivative liabilities	(0.08)	0.04	(0.09)	0.07
Stock-based compensation expense	0.08	0.08	0.25	0.23
Litigation settlement, net of insurance reimbursement	0.04	—	0.06	—
Amortization of debt discount and issuance costs	0.01	0.01	0.02	0.02
Debt conversion expense	—	—	0.03	—
Dissolution of the Solazyme Roquette JV	—	—	—	0.02

Net loss per share (non-GAAP)	$(0.45)	$(0.34)	$(1.31)	$(0.97)

SOLAZYME, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(UNAUDITED)

	September 30,	December 31,
	2014	2013
Assets
Current assets
Cash, cash equivalents and marketable securities	$250,181	$167,521
Other current assets	32,513	24,296

Total current assets	282,694	191,817
Property, plant and equipment - net	38,034	40,089
Other assets	43,588	26,799

Total assets	$364,316	$258,705

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$22	$65
Other current liabilities	33,220	25,229

Total current liabilities	33,242	25,294
Other liabilities	1,351	1,006
Long-term debt	201,100	93,457

Total liabilities	235,693	119,757

Total stockholders’ equity	128,623	138,948

Total liabilities and stockholders’ equity	$364,316	$258,705